SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

FREMONT GENERAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2003

       NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Fremont General Corporation (the “Company”) will be held at Four Points by Sheraton Santa Monica Hotel, located at 530 West Pico Boulevard, in Santa Monica, California 90401, on Thursday, May 29, 2003 at 2:30 p.m., for the following purposes:

1.	Election of six directors to serve until the next Annual Meeting or until their successors have been elected and qualified;

2.	Ratification of the appointment of Ernst & Young LLP as independent auditors; and

3.	Transaction of such other business as may be properly brought before the meeting and any postponement or adjournment thereof.

      Stockholders of record at the close of business on April 14, 2003 will be entitled to vote at said meeting and any postponement or adjournment thereof. A list of such stockholders will be open to the examination of any stockholder at the meeting and for a period of ten days prior to the date of the meeting at the executive offices of Fremont General Corporation, located at 2020 Santa Monica Boulevard, 6th Floor, in Santa Monica, California.

      Stockholders are requested to mark their choices, date, sign, and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed within the United States. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

      All stockholders are cordially invited to attend the meeting.

Alan W. Faigin, Secretary

April 24, 2003

PROXY STATEMENT
ITEM 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
FREMONT GENERAL CORPORATION STOCK PRICE PERFORMANCE
EMPLOYMENT AGREEMENTS
RETIREMENT AND OTHER BENEFIT PLANS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ITEM 2 SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ANNUAL REPORT TO STOCKHOLDERS AND ADDITIONAL INFORMATION

FREMONT GENERAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 29, 2003

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Fremont General Corporation, a Nevada corporation (hereinafter called the “Company” or “Fremont General”), of proxies to be used at the Annual Meeting of Stockholders to be held on Thursday, May 29, 2003 at 2:30 p.m. at Four Points by Sheraton Santa Monica Hotel, which is located at 530 West Pico Boulevard in Santa Monica, California 90401 and at any postponement or adjournment thereof (the “Annual Meeting”). A form of proxy is enclosed for use at the Annual Meeting. Unless contrary instructions are indicated on the proxy, the persons designated as proxy holders in the proxy card will vote all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) “for” the election of the six nominees for directors named below, “for” ratification of the appointment of Ernst & Young LLP as independent auditors, and as recommended by the Board of Directors with regard to any other matters, or if no recommendation is given, in their own discretion.

      A proxy may be revoked by a stockholder at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting prior to the time of the Annual Meeting a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, whether by proxy, voice vote or ballot, may revoke their prior proxy in that manner.

      The Company will bear the cost of soliciting the proxies. In addition to the use of mails, proxies may be solicited by personal contact, telephone or telegraph, electronically via the Internet and by officers, directors and other employees of the Company. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy material to, and obtain voting instructions from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. The Company has engaged Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004, to assist with the solicitation of proxies for a fee of $6,500 plus reimbursement for out-of-pocket expenses.

      It is important that your shares are represented and voted at the meeting regardless of the number you may hold. If you are not attending the meeting in person, we ask that you sign, date and return the enclosed proxy card. Instead of submitting your proxy card by mail, you may vote electronically via the Internet or by telephone. The Internet and telephone arrangements are described in greater detail at the bottom of the enclosed proxy card. Please note that there are separate Internet and telephone voting arrangements for shareholders that hold their shares directly in their own name and shareholders that hold their shares through a bank, broker or another. Please check the enclosed proxy card or other information provided by the bank, broker or other holder to determine the voting options available.

      The principal executive office of the Company is located at 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, California 90404. The approximate date when this Proxy Statement and form of proxy are being first sent to stockholders is April 24, 2003.

VOTING SECURITIES AND VOTE REQUIRED

      The Board of Directors has fixed the close of business on April 14, 2003 (the “Record Date”) as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

      Shares of common stock, of which 75,734,169 shares were outstanding as of the Record Date, are the only voting securities of the Company. Unless otherwise noted, all statistics as to stock ownership are given as of the Record Date. Each stockholder of record at the close of business on the Record Date is entitled to one vote for each share of common stock then held on each matter to come before the meeting. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of persons entitled to vote a majority of the outstanding voting shares entitled to vote at any meeting will constitute a quorum for the transaction of business. If such quorum is present, the six nominees for director receiving the highest number of votes will be elected. The affirmative vote of the majority of the shares represented and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as independent auditors for the Company.

      Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. If a broker or nominee has indicated on the proxy that it does not have discretionary authority to vote certain shares (i.e., “broker non-votes”), these shares will be treated as not present and not entitled to vote with respect to that matter. These shares will be counted, however, for quorum purposes and entitled to vote on other matters. With respect to the election of directors and ratification of auditors, abstentions and broker non-votes will have no effect on the outcome of the vote.

      Any executed but unmarked proxies, including those submitted by brokers or nominees, will be voted “for” each of the foregoing proposals and nominees of the Board of Directors, as indicated in the accompanying proxy card.

ITEM 1

ELECTION OF DIRECTORS

      At the Annual Meeting, six directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. The shares represented by validly executed proxies will be voted for the election of the nominees named below as directors, unless authority to vote for a director or directors is withheld. If any nominee for any reason presently unknown cannot be a candidate for election or if a vacancy should occur before the election (which events are not anticipated), the shares represented by valid proxies will be voted in favor of the remaining nominees and may be voted for the election of a substitute nominee recommended by the Board of Directors (or the number of authorized directors may be reduced).

      The information set forth below as to each nominee for director has been furnished to the Company by the respective nominees for director:

		Principal Business Experience During Past Five Years	Director
Name	Age	and Certain Other Directorships	Since

James A. McIntyre(1)	70	Chairman and Chief Executive Officer of the Company.	1972
Wayne R. Bailey	48	Executive Vice President, Treasurer and Chief Financial Officer of the Company since May 1995; Senior Vice President and CFO of the Company from February 1994 to May 1995; Vice President and CFO from 1990 to 1994. Director and officer of subsidiary companies during the past 16 years.	1996
Thomas W. Hayes(2)(3)(4)	57	Chief Executive Officer and Chairman, TWH Advisors LLC, a consulting services firm, since 2002; formerly President and Director of MetWest Securities/ Metropolitan West Financial, Inc., a multi-billion dollar investment management company, from December 1994 through December 2001; formerly Director of the Financial Restructuring Team/ Financial Advisory, Orange County California from December 1994 to February 1995; Representative, Orange County Investment Pool from 1996 to February 2000; Director of Finance for the State of California from January 1991 to July 1993; Treasurer for the State of California from January 1989 to January 1991; Auditor General for the State of California from January 1979 to January 1989. Director of Fremont Investment & Loan, a subsidiary of the Company.	2001
Robert F. Lewis(2)(3)(4)	66	Attorney and founding partner, Lewis Brisbois Bisgaard & Smith LLP, since 1979.	2002
Louis J. Rampino(1)(4)	50	President and Chief Operating Officer of the Company; Director and officer of the Company and certain subsidiary companies during the past 20 years; employee for 25 years.	1994
Dickinson C. Ross(2)(3)	79	Retired; formerly Chairman of Johnson & Higgins of California, an international insurance brokerage firm.	1987

(1)	Member of the Executive Committee (Mr. McIntyre, Chairman).

(2)	Member of the Audit Committee (Mr. Hayes, Chairman).

(3)	Member of the Compensation Committee (Mr. Ross, Chairman).

(4)	Member of the Nominating and Governance Committee (formerly the Governance Committee) (Mr. Rampino, Chairman).

      The Company’s Board of Directors (the “Board”) met four times during 2002. Each nominee for director who served as a director during the past year attended 100% of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served. Mr. David W. Morrisroe served on the Board of Directors, Audit Committee and Compensation Committee until his death in September 2002.

      The Board of Directors of the Company recommends a vote “FOR” the nominees listed above.

Committees of the Board of Directors

      The Executive Committee has the authority to exercise the powers of the Board of Directors in the management of the Company in accordance with the policy of the Company when the Board is not in session, except for actions specifically required by statute to be performed by the full Board. The Executive Committee did not meet in 2002.

      The Audit Committee meets at least quarterly with management, the independent auditors and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged and to report their findings to the Board of Directors. The Audit Committee appoints the independent auditor, assesses and ensures the independence and evaluates the performance of the independent auditor, pre-approves all auditing services and non-auditing services to be performed by the independent auditor, and is responsible for compensation and oversight of the work of the independent auditor. The Audit Committee also approves the scope of the audit and non-audit assignments of the independent auditors, and reviews the accounting principles being applied by the Company in financial reporting, the integrity and adequacy of internal financial auditing procedures and the adequacy of internal controls. The Audit Committee reviews and approves the Company’s annual audited financial statements before issuance, subject to the Board of Directors’ approval, and reviews and approves the Company’s quarterly financial reports before they are filed with the Securities and Exchange Commission. The Audit Committee meets separately with the independent auditors without management present to consult with the auditors. The Audit Committee met five times during 2002. All members of the Audit Committee are independent as defined in the rules of The New York Stock Exchange. The Board of Directors has determined that members of the Audit Committee satisfy the criteria required under applicable Securities and Exchange and stock exchange standards for independence and financial literacy and that Mr. Thomas W. Hayes satisfies the criteria for classification as an “audit committee financial expert” as set forth in the applicable rules of the Securities and Exchange Commission. See “Principal Business Experience During Past Five Years and Certain Other Directorships” and “Report of the Audit Committee.” A copy of the Audit Committee charter may be found in Appendix A to this Proxy Statement.

      The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to the Company’s various compensation programs and administers the Company’s stock option and restricted stock award plans. The Compensation Committee conducts an annual performance review of the chairman, recommends compensation of the Board members and approves compensation and stock grants to senior executives. The Compensation Committee met three times during 2002. The Board of Directors has determined that all members of the Compensation Committee are independent within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Rule 16b-3 under the Securities Exchange Act of 1934 and also meet the independence requirements of The New York Stock Exchange. See “Report of the Compensation Committee.”

      The Nominating and Governance Committee (formerly the Governance Committee) reviews and makes recommendations to the Board of Directors with respect to candidates for election to the Board of Directors, changes in the organization and procedures of the Board of Directors, including corporate governance, the corporate organization structure and long term strategy and policy of the Company, policies, programs and practices in areas of employee relations, regulatory matters and community and civic relations. The Nominating and Governance Committee will not consider nominees recommended by stockholders. The predecessor Governance Committee did not meet during 2002.

Compensation of Directors

      Directors who are not also employees of the Company or any of its subsidiaries are paid a monthly fee of $2,000, plus a per meeting fee of $1,500 for serving as such and for attending regular and special meetings of the Board of Directors and meetings of the various Board committees of which they are members. Effective February 27, 2003, the monthly fee was increased from $2,000 to $2,500 for non-employee directors who also serve on the Audit Committee. Directors are reimbursed for actual expenses incurred to attend such meetings. No additional compensation is provided for members of the other committees of the Board of Directors, nor are directors who are also employees of the Company or any subsidiary paid compensation for serving as directors or members of committees of the Board.

      The Board of Directors previously adopted a retirement plan for non-employee directors who retire from active service on the Board after completing at least five consecutive years of service as a director of the Company and attaining the age of 65, but not later than attaining the age of 75. Age restrictions for sitting directors when the plan was adopted were grandfathered. Under the plan, the Company will continue paying monthly service fees equal to the monthly fees then in effect for three years after an eligible director’s retirement from the Board, or, at the Company’s discretion, a lump sum payment of such fees may be made to the retired director. Such benefits as remain owing are extended to the surviving spouse of an eligible director who dies prior to retirement or during the three-year period thereafter. In March 2001, Dr. Houston I. Flournoy retired from the Company’s Board of Directors and is eligible to receive fees under this retirement plan until March 2004. Mr. David W. Morrisroe’s widow is eligible to receive payment of fees under this retirement plan until September 2005.

      Under the Company’s Amended Non-Qualified Stock Option Plan of 1989 (the “1989 Plan”), each then seated non-employee director was granted automatically on May 14, 1992, May 13, 1993, May 12, 1994 and on May 11, 1995, a non-qualified stock option to purchase 12,376 shares of the Company’s common stock at the exercise price of $4.445, $6.717, $7.161 and $7.841 per share, respectively. The number of shares and exercise prices have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company after the grant dates of the respective stock options. On May 8, 1997, under the Company’s 1997 Stock Plan (the “1997 Plan”), each then seated non-employee director was granted a non-qualified stock option to purchase 20,000 shares of the Company’s common stock at the exercise price of $14.00 per share (as adjusted for the two-for-one stock split distributed on December 10, 1998). As of the date of this Proxy Statement, the total number of outstanding and unexercised stock option shares held by non-employee directors is 64,752 at exercise prices ranging from $7.16 to $14.00. The purchase price per share of common stock covered by each such option on the date it was granted to a non-employee director was the fair market value of the common stock on the grant date. The options became exercisable at the rate of 25% per annum commencing on the first anniversary of their grant date and, unless earlier exercised or terminated, will expire ten years after their grant date. No stock options have been granted to non-employee directors since 1997.

      Each then seated non-employee director was awarded 52,000 shares (as adjusted for the two-for-one stock split distributed on December 10, 1998) of restricted common stock in 1996 under the Company’s 1995 Restricted Stock Award Plan, as amended (the “1995 Plan”). The restrictions on these shares will generally be released at the rate of 10% per year beginning on January 1, 1997, and on each of the nine anniversaries thereafter, provided that the director is still serving on the Board of Directors and the Company has not exercised its reacquisition option with respect to such shares. In 2001, Mr. Hayes was awarded 24,000 shares of restricted common stock under the 1995 Plan. The restrictions on these shares will generally be released at the rate of 25% per year beginning on January 1, 2002, and on each of the three anniversaries thereafter, provided he is still on the Board of Directors and the Company has not exercised its reacquisition option with respect to such shares. In 2002, Mr. Lewis was awarded 24,000 shares of restricted common stock under the 1997 Plan. Restrictions on these shares will generally be released at the rate of 25% per year beginning on the first designated release date, commencing on January 1, 2003, and on each of the three anniversaries thereafter, provided he is still on the Board of Directors and the Company has not exercised its reacquisition option with respect to such shares. No other restricted stock awards have been made to non-employee directors since 1996. Of the shares awarded to non-employee directors, 45,600 shares remain subject to restrictions, as of the date of this proxy statement.

      Mr. Hayes also serves on the Board of Directors of Fremont Investment & Loan, a subsidiary company, for which Fremont Investment & Loan (“FIL”) pays director fees of $2,000 per month to each of the directors. Mr. Hayes was elected as a director in March 2001. During 2002 FIL paid Mr. Hayes and Mr. Morrisroe (until his death in September 2002) director fees of $24,000 and $16,000, respectively. Directors of FIL are elected annually. Mr. Hayes also serves on the Board of Directors of Fremont Mortgage Securities Corporation, a subsidiary company of FIL, for which no director fees were paid.

Executive Officers

      The following table sets forth the names, ages, employment dates and positions of the executive officers and certain other officers of the Company and the date each became an officer of the Company (or its predecessor companies). All executive officers have been with the Company for over five years and have served as officers of the Company and its subsidiary companies. Executive officers are elected annually by the Board of Directors. There are no family relationships among directors, nominees for director and executive officers.

			Employee	Officer
Name	Position	Age	Since	Since

James A. McIntyre	Chairman of the Board and Chief Executive Officer	70	1963	1963
Louis J. Rampino	President and Chief Operating Officer	50	1977	1989
Wayne R. Bailey	Executive Vice President, Treasurer and Chief Financial Officer	48	1986	1989
Raymond G. Meyers	Senior Vice President and Chief Administrative Officer	56	1980	1989
Patrick E. Lamb	Senior Vice President, Controller and Chief Accounting Officer	43	1986	1998
Alan W. Faigin	Secretary and General Counsel	46	1980	1994
Murray L. Zoota	President and Chief Executive Officer of Fremont Investment & Loan(1)	58	1990	1990

(1)	Acquired by the Company in 1990. Mr. Zoota was an officer of the predecessor company since 1977.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this Report by reference therein.

      The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Also, commencing March 19, 2003, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent auditing firm. During the fiscal year ended December 31, 2002, the Audit Committee met five times. The Audit Committee discussed the interim financial information contained in the quarterly earnings announcement with the Chief Financial Officer, Controller and independent auditors prior to public release. The Audit Committee’s written charter is included in this proxy statement as Appendix A. All members of the Audit Committee are independent as defined in the rules of The New York Stock Exchange. The Board of Directors has determined that members of the Audit Committee satisfy the criteria required under applicable Securities and Exchange and stock exchange standards for independence and financial literacy and that Mr. Thomas W. Hayes satisfies the criteria for classification as an “audit committee financial expert” as set forth in the applicable rules of the Securities and Exchange Commission.

      Our Audit Committee has reviewed and discussed with management of the Company and with Ernst & Young LLP, the independent auditing firm of the Company, the audited statements of the Company as of December 31, 2002 (the “Audited Financial Statements”). In addition the Audit Committee has discussed with Ernst & Young LLP the matters described in Codification of Statements on Auditing Standards No. 61 (Communication with Audit Committee).

      The Audit Committee has received and discussed with Ernst & Young LLP the matters required by Independence Standards Board Statement No. 1 and has discussed with that firm its independence from the Company. The Audit Committee also has discussed with management of the Company and the auditing firm such other matters and received such assurances from them as it deemed appropriate.

      Management is responsible for the Company’s internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      Based on the foregoing review and discussions with management and the independent auditors, and a review of the report of Ernst & Young LLP with respect to the Company’s Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Audit Committee*

Thomas W. Hayes, Chairman
Robert F. Lewis
Dickinson C. Ross

*	Mr. Robert F. Lewis was elected to the Audit Committee in November 2002. Mr. David W. Morrisroe served on the Audit Committee until his death in September 2002.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      The following Report of the Compensation Committee, and the Stock Performance Graph referenced therein, do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this Report or the Stock Performance Graph by reference therein.

      The Compensation Committee of the Board of Directors of the Company (the “Committee”) is comprised of independent, non-employee directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and Rule 16b-3 under the Exchange Act, respectively, who also meet the independence requirements of The New York Stock Exchange. The Committee’s responsibilities include: (a) reviewing compensation policies and programs to ensure that they are consistent with and linked to the Company’s strategies; (b) reviewing and recommending executive compensation levels, cash and equity incentives for executive officers, and any compensation plans in which officers and directors of the Company are eligible to participate and reports such recommendations to the Board of Directors for its consideration and action; (c) assessing the performance of the Chief Executive Officer and other executive officers; (d) ensuring that executive and senior officers’ compensation is based on objective measures of performance at the individual, corporate and applicable business unit level; and (e) administering the Company’s employee stock option, restricted stock, and annual and long term incentive plans. The Committee believes that compensation should be driven by the long term interests of the stockholders and should be directly linked to corporate performance.

      The compensation policy of the Company with respect to its executives and employees has long been and continues to be focused on paying for performance principally as related to achievement of pretax earnings targets. This policy includes all forms of compensation — base salary, bonuses, stock options, restricted stock, benefits and perquisites.

      The Executive Compensation program for officers of Fremont General is composed of three basic components tied to financial objective performance standards: (1) base salary, (2) annual cash bonus opportunity, and (3) long term cash and stock ownership opportunity. The Company’s compensation policy is to pay its executives for performance at rates that are above the averages of compensation survey data reported by financial and diversified financial services organizations of comparable size and structure.

      The Committee is provided with reports and data developed by internal Company staff and by retained outside compensation consultants with access to extensive industry data in the compensation area. Also, at the request of the Committee, the Company occasionally retains the services of a nationally recognized consulting firm to review its compensation practices in keeping with the stated policy of the Committee, and to ascertain that the Company’s compensation practices are comparable to those of companies in the various market indices reported in the Performance Graph (see “Fremont General Corporation Stock Price Performance”) which have similar businesses, size and performance.

      Compensation Limitations. Under Section 162(m) of the Code, adopted in August 1993, and regulations adopted thereunder, publicly-held companies may be precluded from deducting compensation paid to certain executive officers in excess of $1,000,000 in any one year, excluding from this limit performance-based compensation. The Committee has considered the potential future effects on the Company of Section 162(m) and does not currently anticipate changing its compensation practices solely for the purpose of qualifying such compensation as performance-based within the meaning of Section 162(m).

Base Salary

      Base salary represents only a portion of each executive’s total targeted cash compensation opportunity each year. Individual annual performance criteria are used to adjust the base salary. The annual base salary rates of the Named Executive Officers identified in the Summary Compensation Table are as follows:

Mr. McIntyre — $800,000; Mr. Rampino — $700,000; Mr. Bailey — $600,000; Mr. Meyers — $325,000; Mr. Faigin — $270,000; and Mr. Zoota — $450,000. See “Employment Agreements.”

Management Incentive Compensation Plan (annual bonus plan)

      The Company places significant emphasis on attaining predetermined pretax earnings targets. It provides each executive with an opportunity to earn an annual bonus upon the Company’s achievement of those goals.

      Bonus “targets” represent the balance of each executive’s total targeted annual cash compensation opportunity, and range from 10% to 50% of each executive’s base salary. These individual “target” bonus amounts are set by the Committee at the beginning of the plan year based on available total annual compensation survey data to reflect the ranking and relative level of contribution each executive is expected to make to the achievement of the Company’s predetermined pretax earnings targets. Actual bonuses earned can range from 50% of the executive’s “target” amount for performance at the minimum acceptable earnings level as set by the Committee, to a maximum of three times the “target” amount for earnings substantially in excess of the Company’s goals.

Long Term Compensation

      In addition to annual compensation considerations, the Company has adopted the following three forms of long term compensation that focus the executives on increasing stockholder value over the long term by aligning the interests of the officers with those of the stockholders.

Bonus Opportunity:

      A Long Term Incentive Compensation Plan (“LTICP”) provides for a cash bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target over a three-year period. See “Summary Compensation Table” and “Long Term Incentive Compensation Plan.”

Stock Ownership:

      In determining the number of stock options and stock rights (restricted stock) to grant each executive, the Committee considered a variety of methods to use, including a target gain projection, a present value calculation and a structure based on executive salary grades or salary multiples. The Committee opted to use a salary multiple calculation model, which is common practice where grants are staggered over three to five years. The Committee’s intent in utilizing these methods, coupled with the vesting schedules of four years for each stock option grant and generally two, four or ten years for each restricted stock right, was to enhance the long term nature of this program and to achieve its goal of linking the financial interests of the executives very closely to those of the stockholders.

•	The 1997 Stock Plan (the “1997 Plan”) provides a long term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries. Stock options and awards of rights to purchase shares of the Company’s common stock (“1997 Plan Stock Right”) may be granted under the 1997 Plan. Stock options granted under the 1997 Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or non-statutory stock options. See “1997 Stock Plan.” An aggregate of 2,939,000 shares of restricted common stock were awarded during 2002, of which 2,150,000 shares were awarded to executive officers and 24,000 shares were awarded to Mr. Lewis when he joined the Board of Directors.

•	The 1995 Restricted Stock Award Plan, as amended (the “1995 Plan”), also provides a long term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries through awards of rights to purchase shares of the Company’s common stock (“1995 Plan Stock Right”). See “1995 Restricted Stock Award Plan.” No awards were made under the 1995 Plan during 2002.

•	The Amended Non-Qualified Stock Option Plan of 1989 (the “1989 Plan”) provides a long term compensation opportunity for the officers of the Company and certain key subsidiary officers. Stock options granted to the participants vested at the rate of 25% per year beginning on the first anniversary of each grant and generally have a term of ten years. Following adoption of the 1997 Stock Plan, no additional awards were granted under the 1989 Plan. Forfeited shares under the 1989 Plan pour over into the 1997 Plan and become available for future grants under the 1997 Plan.

      The Company has entered into employment agreements with certain executive officers which include provisions for early release of restrictions on shares awarded to them under the 1995 Plan and 1997 Plan, and for acceleration of vesting of stock options granted to them under the 1989 Plan and 1997 Plan, upon the occurrence of certain events. See “Employment Agreements.”

Life, Supplemental Income Protection and Personal Liability Insurance:

•	Effective November 1, 2002 the Company implemented a Group Variable Universal Life (the “GVUL”) plan for executive officers and certain other key employees of the Company. The GVUL replaced the Executive Life Insurance Plan, commonly referred to as the “split-dollar” plan, which was terminated effective October 31, 2002. After termination of the Split-Dollar Life Insurance Program, the Company recovered its cumulative premiums paid under the “split-dollar” plan, less investment losses, and released the policies to the respective participants as the owners. The GVUL also replaces the basic group term life insurance coverage of $50,000 that would otherwise be paid by the Company for these employees. See “Group Variable Universal Life Plan” and “Split-Dollar Life Insurance Program.”

•	In June 1997, the Company adopted a Personal Liability Insurance Program for executive officers and certain other key employees of the Company. Participants under this program are provided with personal liability protection of $2 million to $15 million, depending upon the individual participant’s position level with the Company.

•	Effective June 1, 2002 the Company implemented an Individual Income Protection Policy for certain officers to supplement their group long term disability coverage that is limited due to plan levels. The Company provides this benefit, which will replace up to 75% of their basic monthly earnings, less group long term disability benefits to $5,000, due to an injury or sickness that prevents them from performing the duties of their occupation.

Employment Agreements — Executive Officers

      In 2000, the Committee recommended, and the Board of Directors approved, an amendment to the 1994 Employment Agreement with Mr. James A. McIntyre, Chairman and Chief Executive Officer. In 2000, the Committee recommended, and the Board of Directors approved, Employment Agreements with Messrs. Louis J. Rampino, President and Chief Operating Officer, Wayne R. Bailey, Executive Vice President and Chief Financial Officer and Raymond G. Meyers, Senior Vice President and Chief Administrative Officer, and Management Continuity Agreements with Messrs. Alan W. Faigin, Secretary and General Counsel, Murray L. Zoota, President and Chief Executive Officer of Fremont Investment & Loan, and certain other key employees. See “Employment Agreements.”

Compensation of the Chief Executive Officer

      With respect to the compensation of James A. McIntyre, Chairman and Chief Executive Officer, the Committee reports:

1. Base Salary — the base salary paid to Mr. McIntyre in 2002 was $800,000 (see “Summary Compensation Table”), which accounted for approximately 37.2% of his total annual compensation earned in 2002. This amount is within the 50th — 75th percentile of salaries paid to Chief Executive Officers in companies of comparable size in the diversified financial services industries.

2. Annual Bonus — Mr. McIntyre was paid a bonus of $1.2 million in 2002 under the Company’s Management Incentive Compensation Plan. See “Summary Compensation Table.”

3. Long Term Incentive Compensation Plan (“LTICP”) — Mr. McIntyre participates in the Company’s Long Term Incentive Compensation Plan. This “three-year” plan was adopted by the Board of Directors in 2002 and provides for a bonus opportunity dependent upon the Company achieving a cumulative pretax earnings target during the three-year period 2002 through 2004. The 2002 LTICP is substantially a renewal of prior “three-year” plans authorized by the Board of Directors. See “Long Term Incentive Plans — Awards in Last Fiscal Year.”

4. Other Compensation — In 2002, other compensation paid to Mr. McIntyre included an automobile allowance of $21,600, Company contributions to the Investment Incentive Plan (the “401(k) Plan”), Supplemental Executive Retirement Plan and Employee Stock Ownership Plan, collectively, $93,303, contributions to fund supplemental medical, long term disability and personal liability insurance of $7,017, imputed income on supplemental life insurance of $37,055, and $530 for employer-paid non-qualified FICA taxes. Mr. McIntyre participates in the Company’s Group Variable Universal Life Program that became effective November 1, 2002 for which the Company paid premiums of $6,458 in 2002. He participated in the Company’s Split-Dollar Life Insurance Program until its termination on October 31, 2002, at which time the Company recovered the cumulative premiums paid, less investment losses. The Company released the policies to the respective participants as the owners, including Mr. McIntyre. See “Group Variable Universal Life Program,” “Split-Dollar Life Insurance Program” and “Employment Agreements.”

      The Company entered into an employment agreement with Mr. McIntyre in 1994 that replaced a prior agreement. In 1996, 1997 and 2000 the Company entered into amendments to this employment agreement. This agreement ensures that the Company will continue to have Mr. McIntyre’s services available to it pursuant to the agreement’s terms. See “Employment Agreements.”

      The Committee’s policies with respect to executive compensation for other executive officers of the Company are substantially the same as those applied to Mr. McIntyre on an appropriate scale based upon scope of responsibility and position level. Each of the other five executive officers reported in the Summary Compensation Table received annual base salaries, auto allowances, restricted stock awards and other compensation (see “Summary Compensation Table”) on substantially the same basis as was applied to the Chief Executive Officer, at lesser rates.

      It remains the primary goal of the Committee to relate compensation to corporate performance and to compensate executives of the Company based principally on achievement of pretax earnings targets in an effort to enhance stockholder value on a long term basis. Bonuses were paid out under the 2002 MICP to eligible participants. See “Summary Compensation Table.”

      The tables that follow disclose details of compensation paid to the executives of the Company in 2002, as well as that paid in the previous two years. Descriptions of the Company’s employment agreements with its officers and the retirement and benefit plans follow.

      There are no current or former Company employees serving on the Compensation Committee and there are no circumstances under which Fremont General Corporation would be required to report any “compensation committee interlocks” under the applicable SEC proxy rules.

Compensation Committee*

Dickinson C. Ross, Chairman
Thomas W. Hayes
Robert F. Lewis

*	Mr. Lewis was elected to the Compensation Committee in November 2002. Mr. David W. Morrisroe served on the Compensation Committee until his death in September 2002.

      The following table and accompanying notes provide information with respect to total compensation earned or paid by the Company to the Chief Executive Officer and the five most highly compensated executive officers of the Company serving at the end of fiscal 2002 (the “Named Executive Officers”) during fiscal years 2002, 2001 and 2000.

EXECUTIVE COMPENSATION

Summary Compensation Table

(Dollars in Thousands)

					Long Term Compensation

	Annual Compensation				Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Awards	Options	Payouts	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	(#)(5)	($)(6)	($)(7)

James A. McIntyre,	2002	$800.1	$1,200.0	$152.7	$2,605.8	—	$—	$93.3
Chairman and Chief	2001	800.1	—	144.0	—	—	—	79.3
Executive Officer	2000	800.1	—	63.2	—	—	—	145.6
Louis J. Rampino,	2002	700.1	1,050.0	32.5	2,378.0	—	—	75.1
President and Chief	2001	700.1	—	29.5	—	—	—	74.6
Operating Officer	2000	692.4	—	114.7	496.9	—	—	126.0
Wayne R. Bailey,	2002	600.1	900.0	28.4	2,150.2	—	—	67.8
Executive Vice President,	2001	600.1	—	86.3	—	—	—	61.7
Treasurer and Chief Financial	2000	592.4	—	26.5	331.3	—	—	100.3
Officer
Raymond G. Meyers,	2002	325.1	390.0	27.0	1,011.5	—	—	36.6
Senior Vice President and	2001	325.1	—	24.7	—	—	—	38.1
Chief Administrative Officer	2000	325.1	65.0	21.9	—	—	—	61.8
Alan W. Faigin,	2002	267.0	324.0	21.5	402.0	—	—	39.2
Secretary and General Counsel	2001	250.1	182.2	20.8	—	—	—	32.5
	2000	240.9	38.0	94.2	195.0	—	—	43.1
Murray L. Zoota,	2002	396.3	480.0	26.9	603.0	—	—	112.5
President and Chief Executive	2001	372.2	450.0	23.2	487.5	—	507.5	72.4
Officer, Fremont Investment & Loan

Summary Compensation Table — Explanations

      (1) SALARY includes all regular wages paid to the executive, and any amount which was voluntarily deferred by the executive pursuant to the Investment Incentive Plan (the “401(k) Plan”) and/or the Supplemental Executive Retirement Plan (the “SERP”).

      (2) BONUS for 2002 and 2001 reflects cash compensation paid pursuant to the Company’s Management Incentive Compensation Plan. Bonuses under this Plan are awarded upon the achievement of annual pretax earnings targets as determined by the Board at the beginning of each Plan year. Pretax earnings in a range of 80% to 120% of the predetermined target created a pool for bonuses. Participants were awarded amounts from this pool as a percentage of their base salaries. The percentage is based upon scope of responsibility and position level as determined by the Chief Executive Officer and the Compensation Committee, based upon independent compensation studies. BONUS in 2000 reflects cash compensation paid as discretionary bonuses.

      (3) OTHER ANNUAL COMPENSATION includes automobile allowances, and amounts paid on behalf of the executive to provide for supplemental medical, life, personal liability and long term disability insurance. The imputed income attributable to supplemental life insurance provided by the Company is as follows: Mr. McIntyre, $37,055; Mr. Rampino, $2,142; Mr. Bailey, $1,599; Mr. Meyers, $3,919; Mr. Faigin, $513; and Mr. Zoota, $2,064. Premiums paid by the Company in 2002 for the Group Variable Universal Life Insurance Program implemented by the Company in November 2002 were: Mr. McIntyre, $6,458; Mr. Rampino, $840; Mr. Bailey, $578; Mr. Meyers, $631; Mr. Faigin, $206; and Mr. Zoota, $924. Also

includes payment of accrued vacation for Mr. McIntyre in 2001 and 2002, Mr. Bailey in 2001, and Mr. Rampino and Mr. Faigin in 2000. In addition to these amounts, the executive officers of the Company may receive service recognition awards on milestone anniversary years under the Company’s service award program, “perquisites” and other personal benefits. The aggregate amounts of such personal benefits do not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for any executive officer.

      (4) RESTRICTED STOCK AWARDS represent the fair market value on the date of grant of restricted shares of common stock that were awarded under the 1995 Plan and the 1997 Plan. To date, quarterly cash dividends have been paid on the restricted shares. See “1995 Restricted Stock Award Plan, as amended” and “1997 Stock Plan.” At December 31, 2002 the number and market value ($4.49 per share) of the aggregate restricted stock held by the Named Executive Officers were: Mr. McIntyre, 1,461,280 shares, $6,561,147; Mr. Rampino, 1,294,278 shares, $5,811,308; Mr. Bailey, 1,037,120 shares, $4,656,669; Mr. Meyers, 409,400 shares, $1,838,206; Mr. Faigin, 187,000 shares, $839,630; and, Mr. Zoota, 383,600 shares, $1,722,364. Mr. McIntyre filed a Section 83(b) election under the Internal Revenue Code with respect to 275,000 of such shares, which had a fair market value of $1,399,750 on the award date. The number of shares and market value have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company subsequent to the grant dates of the respective restricted stock awards.

      (5) No stock options have been granted since 1997.

      (6) LTIP PAYOUTS represent bonuses earned pursuant to a Long Term Incentive Compensation Plan (“LTICP”). The Company had a 1999 LTICP that provided for bonus opportunity dependent upon the Company achieving a cumulative pretax earnings target for the three-year period from January 1, 1999 through December 31, 2001, the time during which the LTICP was in effect. A LTICP bonus in the amount of $507,500 was paid to Mr. Zoota in February 2002. The Board of Directors adopted a similar LTICP in 2002 for the three-year period from January 1, 2002 through December 31, 2004. See “Long Term Incentive Compensation Plan.”

      (7) ALL OTHER COMPENSATION includes Company contributions to the executive officers’ accounts in the Employee Stock Ownership Plan (the “ESOP”) and the 401(k) Plan, both of which are “qualified defined contribution retirement benefit” plans under the Code, and to the Supplemental Executive Retirement Plan (the “SERP”) which is a “non-qualified” supplemental retirement plan under the Code. The amounts allocated to each Named Executive Officer in 2002 were:

Name	ESOP	401(k)	SERP

	(Dollars in thousands)
McIntyre	$10.7	$9.4	$73.2
Rampino	10.7	9.4	55.0
Bailey	10.7	9.4	47.7
Meyers	10.7	9.4	16.5
Faigin	10.7	9.4	19.1
Zoota	10.7	9.4	92.4

      Premiums paid in each of the respective years 2000 and 2001 for the Split-Dollar Life Insurance Program were: Mr. McIntyre, $140,000; Mr. Rampino, $74,400; Mr. Bailey, $54,400; Mr. Meyers, $53,200; Mr. Faigin, $15,900; and Mr. Zoota, $48,000. No premiums were paid in 2002 for the Split-Dollar Life Insurance Program, which was terminated October 31, 2002. The Company recovered its cumulative premiums paid less investment losses. Policies were released to the respective participants as the owners. Cash values received following termination of this program were: Mr. Rampino, $2,195 and Mr. Faigin, $767. In 2001 and 2000, based upon an “actuarial modified premium test,” the Company estimated the cash value of a Named Executive Officer’s split-dollar life policy on the earliest possible date the premium paid by the Company could be refunded under an active policy. The present value of the portion of this cash value generated by the premium paid in 2001 and 2002, respectively, was then calculated, and the premium paid in the respective year was subtracted from the result of this present value calculation in current non-discounted dollars. The resulting difference was added to the “term” value of the Named Executive Officer’s insurance policy

(calculated pursuant to Internal Revenue Service rules). In addition, the Company advanced a portion of the premiums payable in 2000 and 2001 ($353,596 in 2000 and $310,576 in 2001) on individual split-dollar life insurance policies under an agreement between the Company and a trust established by Mr. and Mrs. James A. McIntyre. No advances were made in 2002. Advances by the Company under this agreement have been discontinued. Under the agreement, the cumulative premiums paid by the Company have been recovered by the Company. See “Group Variable Universal Life Insurance Program,” “Split-Dollar Life Insurance Program” and “Employment Agreements.”

Option/SAR Grants in Last Fiscal Year

      There were no stock options or SARs granted during 2002.

Option Exercises and Year-End Option Values

      Each Optionee is responsible for any and all tax liabilities resulting from the exercise of stock options or any portion thereof, subject to contingent rights to surrender or offset shares to satisfy tax withholding obligations. Stock options granted pursuant to the 1989 Plan and the 1997 Plan include tax withholding rights.

      The following table and accompanying notes summarize certain required information regarding outstanding options held by the Named Executive Officers at the end of fiscal 2002. There were no exercises of stock options during 2002 by these officers.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/ SAR Values(1)
(Dollars in Thousands)

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options/SARs at		In-the-Money Options/SARs
	FY-End(#)(2)		at FY-End($)(2)(3)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

McIntyre	708,154	—	$—	$—
Rampino	405,222	—	—	—
Bailey	238,162	—	—	—
Meyers	159,702	—	—	—
Faigin	—	—	—	—
Zoota	111,650	—	—	—

Total	1,622,890

(1)	There are no SARs outstanding.

(2)	Options and values reported in the table have been adjusted to reflect the two-for-one stock split distributed in December 1998, a three-for-two stock split distributed in February 1996 and a stock dividend distributed in June 1995.

(3)	Value of Unexercised In-The-Money Options at Year End represents the difference between the market value at December 31, 2002 ($4.49 per share) of unexercised options and the respective exercise prices of the options. No representation regarding the “value” of such options is intended.

FREMONT GENERAL CORPORATION STOCK PRICE PERFORMANCE

      The following Stock Price Performance Graph includes comparisons required by the Securities and Exchange Commission (the “SEC”). The Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference therein.

      The graph below compares cumulative total return (i.e., change in stock price plus reinvestment of dividends) of Fremont General’s common stock measured against the five year cumulative total return of the Standard & Poor’s (“S&P”) Smallcap 600 Index and the S&P Smallcap 600 indices for Diversified Financial Services and Banks, which represent indices selected by the Company as appropriate peer groups. The peer groups that appeared in Fremont General’s 2002 Proxy Statement were discontinued by Standard and Poor’s when they reclassified their United States indexes to reflect the Global Industry Classification Standard. Accordingly, the Company has selected peer group indices in the S&P 600 that it believes are similar to those used in last year’s Proxy Statement. The stock price performance shown in this graph is not necessarily indicative of, and not intended to, suggest future stock price performance.

Comparison of Five Year Cumulative Total Returns

Among Fremont General Corporation, S&P Smallcap 600 Index, and S&P Smallcap 600 Indices
for Diversified Financial Services and Banks

	At December 31,

Total Return Index	1997	1998	1999	2000	2001	2002

Fremont General Corporation	$100	$93.08	$28.02	$11.33	$32.03	$18.70
S&P Smallcap 600 Index	100	98.69	110.94	124.03	132.13	112.80
S&P Smallcap 600 Indices for:
Diversified Financial Services	100	109.64	162.78	381.72	494.66	431.13
Banks	100	95.13	83.80	115.85	132.65	142.03

      Assumes $100 invested on December 31, 1997, as adjusted for stock splits and dividends. Total returns assume dividends reinvested on ex-date.

EMPLOYMENT AGREEMENTS

      In 1994, the Compensation Committee recommended and the Board of Directors approved an employment agreement (the “Agreement”) with Mr. James A. McIntyre, Chairman and Chief Executive Officer of the Company, replacing a prior such employment agreement which expired on December 31, 1993. In November 1996, the Compensation Committee recommended and the Board of Directors approved a first amendment to the Agreement (the “First Amendment”) to conform the Agreement with certain provisions of the employment agreements then in effect for Mr. Rampino and Mr. Bailey (see below). The First Amendment (i) added a definition of “Company Event” (as defined below) to the Agreement; (ii) provided that the unvested and/or restricted portion of any stock option and restricted stock held by Mr. McIntyre will accelerate in full so as to become completely vested and/or unrestricted upon certain terminations of employment or in the event of a “Company Event” (as defined below); and (iii) provided for a “Gross-Up Payment” (as defined below). The Agreement provides for a base salary of $600,000, subject to discretionary increases by the Board of Directors of the Company beginning in 1995. Mr. McIntyre’s annual base salary has been $800,000 since 1998. Mr. McIntyre also participates in all of the bonus and incentive compensation plans and programs generally available to the senior management of the Company, as well as other employee benefit plans maintained by the Company for its employees. In the event Mr. McIntyre’s employment with the Company terminates for any reason other than pursuant to a termination by the Company for cause or as the result of Mr. McIntyre’s death or total disability, Mr. McIntyre will receive a pro-rated portion of his bonuses for the year in which he so terminates. In addition, Mr. McIntyre will become a consultant to the Company. For the first five years of the consultancy, the Company will compensate Mr. McIntyre at an annual rate equal to his base salary at the time his employment terminated. During that period, Mr. McIntyre will also receive, whether by way of reimbursement, direct compensation or otherwise, specified fringe and other benefits. After such five-year period and for the remainder of Mr. McIntyre’s life, Mr. McIntyre will receive an annual amount equal to 50% of his base salary at the time his employment terminated. In the event Mr. McIntyre’s employment terminates as a result of his disability, the Company will pay Mr. McIntyre, for life, an annual amount equal to 50% of his base salary at the time his employment terminated, offset by any disability benefits he receives. In the event of Mr. McIntyre’s death, the Company will pay his estate any earned but unpaid salary, vacation pay and pro-rated bonus amounts accrued to the date of his death.

      In November 1997, the Compensation Committee recommended and the Board of Directors approved a Second Amendment to the Agreement to extend the employment period under the Agreement for an additional term of three years. In November 2000, the Compensation Committee recommended and the Board of Directors approved a Third Amendment to the Agreement to extend the employment period under the Agreement for an additional term of three years. After the three-year period, or any extension term, the employment period automatically extends for additional one-year terms unless terminated by either party with at least 90 days’ advance written notice prior to the end of the then-current term.

      In November 1995, a trust established by Mr. and Mrs. James A. McIntyre entered into an agreement with the Company whereby the Company, with the approval of the Compensation Committee of the Board of Directors, agreed to make advances of a portion of the premiums payable on split-dollar life insurance purchased by the trust on the lives of Mr. and Mrs. McIntyre. The agreement stated that the Company would be reimbursed the full amounts advanced, without interest, upon the first to occur of (i) the death of the survivor of Mr. and Mrs. McIntyre or (ii) the surrender of the policy. During each of the fiscal years 1996 through 1999, the Company advanced $393,596, and during 2000 and 2001 the Company advanced $353,596 and $310,576, respectively, toward the payment of such premium. These advances were secured by a collateral assignment of the policy to the Company. In 2002 the Company discontinued making such advances and no advances were paid by the Company during 2002. Under the agreement, cumulative premiums paid by the Company are recoverable by the Company.

      In 1996, the Compensation Committee recommended and the Board of Directors approved Employment Agreements with Mr. Louis J. Rampino and Mr. Wayne R. Bailey. These Employment Agreements were effective as of February 8, 1996 and have a term of three years, which term automatically extended for an additional three years on February 8, 1998. In 2000, the Compensation Committee recommended and the Board of Directors approved Employment Agreements with Messrs. Louis J. Rampino, Wayne R. Bailey and

Raymond G. Meyers. These Employment Agreements, which were effective as of February 25, 2000, have a rolling 36 month term, such that on each day of employment, the executive has 36 months remaining on his respective Employment Agreement. The material terms of these agreements provide for base salaries as of the February 25, 2000 effective date of $700,000 for Mr. Rampino, $600,000 for Mr. Bailey and $325,000 for Mr. Meyers, which are their current base salary levels. These base salaries will be reviewed annually, and may be increased or decreased at the Committee’s discretion but not below these levels. These executives will participate in any annual and/or longer term incentive plan(s), as well as any retirement, welfare or other benefit plans made available to other senior officers. In the event of a “Company Event” (as defined below), or in the event of termination of employment, other than a voluntary termination or a termination by the Company for cause, but including death or total disability (a “Termination”), the Company will pay the executive officer (or his heirs) the equivalent of three years of base salary at the then current rate, along with pro-rata portions of any annual and/or longer term incentive plan(s). In addition, upon such a Company Event or Termination (other than as a result of the executive’s death) the executive will continue to be provided welfare and other employee benefits for up to three years and the unvested and/or restricted portion of any stock option or restricted stock held by the executive at the time of such Termination will accelerate in full so as to become completely vested and/or unrestricted. Upon such a Company Event or Termination a cash payment equal to the aggregate stock option exercise price attributable to any then outstanding stock options will be paid to the executive.

      In 2000, the Company entered into Management Continuity Agreements with Mr. Alan W. Faigin, effective April 1, 2000, and with Mr. Murray L. Zoota, effective May 15, 2000, which provide that upon a termination of employment in the event of a Company Event (as defined below), the unvested and/or restricted portion of any stock option and restricted stock held by the executive will accelerate in full so as to become completely vested and/or unrestricted. The Agreements provide for a base salary of $250,000 for Mr. Faigin and $350,000 for Mr. Zoota, which are to be reviewed annually, and may be increased or decreased at the Committee’s discretion subject to the terms of this Agreement. Current annual base salaries for Mr. Faigin and Mr. Zoota are $270,000 and $450,000, respectively. These Agreements do not have a specified term. Mr. Faigin and Mr. Zoota will participate in annual and/or longer term incentive plan(s), as well as any retirement, welfare or other benefits made available to other senior officers of the respective participating companies. The Company has entered into Management Continuity Agreements with certain other key employees of the Company and its subsidiary companies that have substantially the same terms as those with Mr. Faigin and Mr. Zoota, except for base salary amounts.

      For purposes of the agreements discussed above, a “Company Event” is defined to have occurred when any one of the following events occurs: (i) any “person” or “group” acquires 30% or more of the total voting power represented by outstanding securities of the Company; (ii) the occurrence of certain changes in the composition of the Board of Directors; (iii) the stockholders approve a merger or consolidation of the Company involving a 50% or more change in ownership of the total voting power represented by the Company’s outstanding securities; (iv) the stockholders approve a complete liquidation or sale of all or substantially all of the assets of the Company; or, (v) James A. McIntyre, while serving as Chairman of the Board of Directors, has a conservator of his person appointed or dies.

      For purposes of the agreements discussed above, to the extent that any payments made to the executive by the Company trigger the excise tax pursuant to the Internal Revenue Code (the “Code”) Sections 280G and 4999, or any comparable federal, state or local excise tax, additional payments will be made to the executive so that after taxes, the net economic effect to such executive will be the same as if such taxes did not apply to such executive. These additional payments are referred to as “Gross-Up Payments.”

RETIREMENT AND OTHER BENEFIT PLANS

Investment Incentive Plan (the “401(k) Plan”)

      The 401(k) Plan has qualified as an employee retirement plan under Section 401(a) and 401(k) of the Code. Participation is optional for employees once they are eligible to participate.

      Under the 401(k) Plan, employees may elect to have up to 15% of their eligible compensation deferred and deposited with the plan trustee which will invest the money at the employee’s discretion among a variety of investment funds including Company stock. Employee contributions are matched by the Company at a rate determined by the Board of Directors. During 2002, the matching rate was $.85 for every dollar contributed up to 6% of eligible compensation deferred by the employee. In 2002, effective January 1, 2003, the 401(k) Plan was amended to set the matching rate at one dollar for every dollar contributed up to 6% of eligible compensation deferred by the employee. The Company may make additional contributions in its discretion. Company contributions during 2002 to eligible employee participants were in shares of Company common stock. Employees have discretion to diversify out of Company common stock after the Company’s contribution has been allocated into participants’ accounts. All employee contributions are 100% vested. As amended in 2002, the 401(k) Plan provides that effective January 1, 2003, for any participant who is an employee on or after January 1, 2003, the participant’s interest in his or her matching contributions account is 100% vested. Disbursement of the employee’s account balance will occur upon retirement, termination of employment, total disability or death. Shares of the Company’s common stock held in the 401(k) Plan and allocated to participants’ accounts are voted by the 401(k) Plan’s Trustee upon instructions from the participants.

Employee Stock Ownership Plan (the “ESOP”)

      In 1989, the Company adopted the ESOP, which is a qualified retirement plan as defined by the Internal Revenue Service. Under the Plan, the Company contributes cash and/or stock to be held in trust for eligible employee participants. Contributions are made in amounts the Board of Directors deems appropriate and reasonable, taking into account the financial performance of the participating companies. In general, contributions have ranged between zero and 15% of the eligible compensation of each employee participant. The contributions to each eligible participating employee of participating companies are allocated as a percentage of the employee’s eligible compensation. Company contributions during 2002 to eligible employee participants were in shares of Company common stock.

      On December 31, 2002 the ESOP had no unallocated shares and had 4,100,708 shares of Company common stock allocated to participants’ individual ESOP accounts, representing 5.4% of the outstanding shares of common stock of the Company on that date. Shares of the Company’s common stock held in the ESOP and allocated to participants’ accounts are voted by the ESOP’s Trustee upon instructions from the participants, and by the ESOP committee appointed by the Board of Directors as to any unallocated shares of stock. The committee is comprised of Messrs. James A. McIntyre, Louis J. Rampino, Wayne R. Bailey, Raymond G. Meyers and Dickinson C. Ross. Benefits from the ESOP are paid out upon retirement, termination of employment, permanent disability or death.

Excess Benefit Plan (the “EPB”)

      The EBP was adopted by the Board of Directors in 2003 as a mechanism to insure that participants who are subject to certain Code limitations on ESOP contributions receive the full retirement benefit declared by the Board of Directors. Contributions to the EBP, as in the ESOP, are made in shares of Company common stock. The EBP accommodates any contributions to the ESOP that are limited as a result of the “annual additions limit,” calculated as 100% of a participant’s total eligible compensation or $40,000, whichever is less. Contributions under the EBP are deposited to a grantor trust. The assets of the EBP remain those of the Company until the EBP benefits are paid out upon retirement, termination, death or disability. The EBP is applicable to eligible employees who receive an allocation of a contribution in the ESOP for plan years beginning on or after January 1, 2002. Shares of the Company’s common stock held in the EBP and allocated to participants’ accounts are voted by the EBP’s Trustee upon instructions from the participants to whose accounts the stock is allocated.

Supplemental Executive Retirement Plan (the “SERP”)

      The SERP is a mechanism for providing full benefits to those executives subject to Code limitations. These limits may affect (i) the amount of eligible compensation permitted to be deferred into the Company’s

401(k) Plan and (ii) the amount of any ESOP contribution declared by the Board to be allocated to the ESOP. In addition, employee compensation deferrals under the SERP, in combination with the employee’s 401(k) compensation deferrals, may equal up to 100% of total eligible compensation. The SERP is a non-qualified plan within the meaning of the Code. Compensation deferrals under the SERP are deposited to a grantor trust. The assets of the SERP remain those of the Company until the SERP’s benefits are paid out upon retirement, termination, death, disability, or termination of the SERP. Employees have discretion to diversify out of Company common stock after the Company’s contribution has been allocated into participants’ accounts. Shares of the Company’s common stock held in the SERP and allocated to participants’ accounts are voted by the SERP’s Trustee upon instructions from the SERP administrative committee appointed by the Board of Directors. The SERP administrative committee, in its discretion, has traditionally taken into account participants’ requests on how vested shares of the Company’s common stock allocated to their respective accounts are to be voted. The SERP does not require the administrative committee to do so and the administrative committee is not required to vote proxies as requested by SERP participants. The committee is comprised of Messrs. James A. McIntyre, Louis J. Rampino, Wayne R. Bailey, Raymond G. Meyers and Dickinson C. Ross.

1997 Stock Plan (the “1997 Plan”)

      In April 1997, the Board of Directors approved the 1997 Plan. The 1997 Plan became effective upon approval by the Company’s stockholders in May 1997 and will continue in effect for a term of ten years unless earlier terminated. The 1997 Plan provides a long term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries, and is designed to attract and retain these individuals and to align interests of such individuals with those of the stockholders through equity ownership.

      Stock options granted under the 1997 Plan may be either incentive stock options, as defined in Section 422 of the Code, or non-statutory stock options. Non-statutory stock options and awards of rights to purchase shares of the Company’s common stock (“Stock Rights”) may be granted under the 1997 Plan to employees, directors and consultants of the Company or of any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. A Stock Right may award the recipient shares of common stock or may give the recipient the right to purchase common stock. Shares received or purchased pursuant to a Stock Right are subject to a restricted stock agreement between the Company and the recipient. Unless the 1997 Plan Administrator determines otherwise, such agreement gives the Company a reacquisition option exercisable upon the termination of the recipient’s employment, directorship or consulting relationship with the Company. All shares of common stock awarded as Stock Rights under the 1997 Plan are subject to the Company’s reacquisition option and may not be sold by the recipients until these restrictions lapse. The reacquisition option lapses at a rate determined by the 1997 Plan Administrator. Restricted stock awards under the 1997 Plan have generally had terms ranging from two to ten years. Depending on the term of each award, the applicable percent (i.e., 50%, 25%, 10%, etc.) of each 1997 Plan Participant’s shares are generally released from the Company’s reacquisition option on the first designated release date and on each of the applicable anniversaries thereafter, provided that the 1997 Plan Participant’s status as an employee, director or consultant has not terminated and the Company has not exercised its reacquisition option. Pending release of the restrictions, all of the Stock Right shares issued under the 1997 Plan are held in escrow by the Company for the account of each 1997 Plan Participant. Forfeited 1997 Plan shares are retired and become available for reissuance under the 1997 Plan’s authorized shares. Upon a Change of Control of the Company, 100% of the restricted shares awarded under the 1997 Plan outstanding at that time will become unrestricted and will be released from the Company’s reacquisition option. Under the terms of the officers’ employment agreements and/or management continuity agreements, upon the occurrence of a Company Event, the release of restrictions will be accelerated on any restricted shares issued to them such that all such shares will become completely unrestricted. See “Employment Agreements.”

      The 1997 Plan is administered by the Compensation Committee of the Board of Directors. Participants are entitled to the rights of stockholders with respect to shares issued to them under the 1997 Plan, including the right to vote such shares and to receive cash and stock dividends, subject to the restrictions under the 1997 Plan. The number of shares of common stock awarded under and subject to the 1997 Plan will be proportionately adjusted for stock dividends and stock splits. As of March 31, 2003, 1,064,434 shares of common stock (as adjusted for the two-for-one stock split distributed on December 10, 1998) were reserved for issuance under the 1997 Plan, including forfeitures and the shares available for grant under the 1989 Plan that have poured over into the 1997 Plan since May 8, 1997. Under the terms of the 1997 Plan, annually in May, an increase will be made to the shares authorized for issuance under the 1997 Plan in an amount equal to (i) the number of shares awarded under the 1997 Plan during the preceding year or (ii) a lesser amount determined by the Board of Directors. The number of shares of common stock awarded under the 1997 Plan will be proportionately adjusted for stock dividends and stock splits.

      During 2002, 2,939,000 shares of restricted common stock were issued under the 1997 Plan, including 2,050,000 shares of restricted common stock awarded to the Named Executive Officers and 24,000 shares of restricted common stock awarded to Mr. Robert F. Lewis. As of March 31, 2003 there were 3,998,900 restricted shares of common stock that were still subject to the Company’s reacquisition option and 40,000 stock options outstanding under the 1997 Plan. No stock options were granted during 2002.

1995 Restricted Stock Award Plan, As Amended (the “1995 Plan”)

      In November 1995, the Board of Directors approved the 1995 Plan. The 1995 Plan became effective upon adoption by the Board in November 1995 and will continue in effect for a term of ten years unless earlier terminated. The 1995 Plan is a long term employee benefit plan for officers, directors and employees that is designed to attract and retain these individuals and to maximize stockholder value by aligning the interests of such individuals with those of the stockholders through equity ownership. The 1995 Plan’s goals are to be achieved by providing participants with awards of restricted common stock.

      All shares of common stock awarded under the 1995 Plan are subject to the Company’s reacquisition option and may not be sold by the 1995 Plan Participants until this option lapses. Restricted stock awards under the 1995 Plan have generally had terms of four or ten years. Depending on the term of each award, the applicable percent (i.e., 10%, 25%) of each 1995 Plan Participant’s shares are generally released from the Company’s reacquisition option on the first designated release date and on each of the applicable anniversaries thereafter, provided that the 1995 Plan Participant’s status as an employee or director has not terminated and the Company has not exercised its reacquisition option. All of the shares issued under the 1995 Plan are held in escrow by the Company for the account of each 1995 Plan Participant pending the release from the Company’s reacquisition option. If 1995 Plan shares are forfeited to the Company, they will become available for future awards under the 1995 Plan. Upon a Change of Control of the Company, 100% of the shares awarded under the 1995 Plan will become unrestricted and will be released from the Company’s reacquisition option. Under the terms of the officers’ employment agreements and/or management continuity agreements, upon the occurrence of a Company Event, the release of restrictions will be accelerated on any restricted shares issued to them such that all such shares will become completely unrestricted. See “Employment Agreements.”

      The 1995 Plan is administered by the Compensation Committee of the Board of Directors. Participants are entitled to the rights of stockholders with respect to shares awarded to them under the 1995 Plan, including the right to vote such shares and to receive cash and stock dividends, subject to the restrictions under the 1995 Plan. The number of shares of common stock awarded under the 1995 Plan will be proportionately adjusted for stock dividends and stock splits.

      No awards were granted under the 1995 Plan during 2002. As of March 31, 2003 there had been 3,766,790 restricted common stock shares awarded and issued, net of forfeitures, pursuant to the 1995 Plan since its inception. As of March 31, 2003, there were 1,054,586 of such shares that were still subject to restriction pursuant to the Company’s reacquisition option. The numbers of shares have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company after the grant dates of the respective restricted stock awards. In 2002 no shares of restricted stock were awarded to the Named Executive Officers under the 1995 Plan.

Amended 1989 Non-Qualified Stock Option Plan (the “1989 Plan”)

      In 1989 the Board adopted, and the stockholders approved, the 1989 Plan which is administered by the Compensation Committee of the Board. Subsequently, the Board adopted and the stockholders approved amendments to the 1989 Plan. The 1989 Plan provides long term compensation opportunities for officers of the Company and certain key subsidiary executives. Stock options were granted to such individuals in each year from 1989 to 1994, and provide for the right to acquire shares of the common stock of the Company at a price based upon the fair market value on the date of grant. In determining the number of options to grant to each executive, the Committee used a salary multiple calculation that was set at levels consistent with the ranking of their respective positions. Non-employee directors were granted stock options under the non-discretionary provisions of the 1989 Plan in each year from 1989 to 1995. Stock options granted under the 1989 Plan have a term of ten years, and vested annually at the rate of 25% per year beginning on the first anniversary of the date of grant. Following adoption and approval of the 1997 Plan, all shares available for awards under the 1989 Plan flowed into the 1997 Plan, such that no additional awards will be made under the 1989 Plan. If 1989 Plan shares are forfeited they become available for issuance under the 1997 Plan. As of March 31, 2003 there were 1,663,890 stock options outstanding under the 1989 Plan.

Group Variable Universal Life Insurance Program (the “GVUL”)

      In November 2002, the Company implemented a Group Variable Universal Life insurance plan. This plan replaced the Split-Dollar Life Insurance Program that was terminated effective October 31, 2002. The GVUL also replaces the basic group term life insurance coverage of $50,000 paid by the Company for these employees. The basic death benefit under the GVUL plan provides the same level of coverage provided under the previous programs. Participants under the GVUL plan are provided with individual permanent life insurance policies, with death benefit limits of 2 or 2 1/2 times compensation (depending upon the individual participant’s position level with the Company). The GVUL includes permanent and portable life insurance protection and includes an additional tax-advantaged investment opportunity. The Company pays all premiums for this plan. GVUL policies are owned by the participants. Upon a participant’s termination of employment the participant has the ability to continue the life insurance policy by taking personal responsibility for payment of the policy premium.

Split-Dollar Life Insurance Program

      In November 1996, the Company implemented a Split-Dollar Life Insurance Program for Executive Officers and certain other key employees of the Company (the “Program”). Until termination of the Program, effective October 31, 2002, participants under the Program were provided with individual permanent life insurance policies, with death benefit limits of 2 or 2 1/2 times compensation (depending upon the individual participant’s position level with the Company), less the $50,000 of basic group term life insurance coverage paid by the Company for these employees, and with a cash value that accumulates over time. The Company paid all premiums and retained a collateral interest in the policy equal to the amount of such premiums. Upon termination of the Program the Company recovered its cumulative premiums paid under the Program, less investment losses, and released the policies to the respective participants as the owners. The Program was replaced with the GVUL that was implemented on November 1, 2002.

Long Term Incentive Compensation Plan

      The 2002 Long Term Incentive Compensation Plan (the “2002 LTICP”) became effective January 1, 2002 and matures on December 31, 2004. The 2002 LTICP is a three-year plan designed to provide incentive to executives and other key employees to achieve the cumulative pretax earnings targets of the Company for a three-year period by linking a substantial portion of an eligible participant’s compensation to the long-range growth and increased value of the Company. The 2002 LTICP provides for a bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target during the three-year period, and as a function of a participant’s base salary for the period. Bonuses earned under the 2002 LTICP become payable in cash after the maturity date. The Board of Directors designated participants and earnings targets at the inception of the 2002 LTICP. See “Long Term Incentive Plans — Awards in Last Fiscal Year.”

Long Term Incentive Plans — Awards in Last Fiscal Year

      The following table summarizes certain required information regarding awards made to the Named Executive Officers in the last completed fiscal year under the 2002 LTICP.

Long Term Incentive Plans — Awards in Last Fiscal Year

Dollars in Thousands ($000)

			Estimated Future Payouts under
			Non-Stock Price-Based Plans(2)
		Performance
	Number of	Or Other
	Shares, Units	Period Until
	or Other	Maturation	Threshold	Target	Maximum
Name	Rights(#)	or Payout(1)	($ or #)	($ or #)	($ or #)

McIntyre	—	3 years	$480	$800	$1,200
Rampino	—	3 years	420	700	1,050
Bailey	—	3 years	360	600	900
Meyers	—	3 years	195	325	488
Faigin	—	3 years	162	270	405
Zoota	—	3 years	270	450	675

(1)	Awards under the 2002 LTICP will be earned over the three-year period 2002 through 2004 based upon the achievement of at least 60% of the earnings targets and will increase commensurate with performance greater than 100% as a function of the participant’s base salary (or salary grade midpoint) for the period. Participants and earnings targets are designated by the Board of Directors. Earned bonuses will become payable after the end of 2004.

(2)	For purposes of calculating the values in the above table, each executive’s 2002 base salary was multiplied by 60% as Threshold, 100% as Target and 150% as Maximum to determine the estimated future payouts. The actual payouts under the 2002 LTICP are likely to be different from those set forth in the above table, depending upon the base salary (or salary grade midpoint) of each of the executives and the actual performance achieved.

2002 Management Incentive Compensation Plan

      The 2002 Management Incentive Compensation Plan (the “MICP”) was adopted by the Board of Directors effective January 1, 2002 and matured on December 31, 2002. Participants and earnings targets were designated at the beginning of 2002 by the Board of Directors based upon the Compensation Committee’s recommendations. The MICP provides executives with an opportunity to earn an annual bonus upon achievement of the predetermined pretax earnings targets set by the Board. Pretax earnings in a range of 80% to 120% of the predetermined target create a pool for bonuses. Participants are awarded amounts from this pool as a percentage of their base salaries. Bonus “targets” represent the balance of each participant’s total targeted annual cash compensation opportunity and range from 10% to 50% of each executive’s base salary. These individual “target” bonus amounts are set by the Compensation Committee at the beginning of the MICP’s plan year based on available total annual compensation survey data to reflect the ranking and relative level of contribution each participant is expected to make to the achievement of the Company’s predetermined pretax earnings targets. Actual bonuses earned can range from half of the executive’s “target” amount for performance at the minimum acceptable earnings level to a maximum of three times the “target” amount for earnings substantially in excess of the Company’s goals. Bonuses were paid to eligible participants under the 2002 MICP, including the executive officers. See “Summary Compensation Table.”

Personal Liability Insurance Program

      In June 1997, the Company adopted a Personal Liability Insurance Program for executive officers and certain other key employees. Participants under this program are provided with personal liability protection of $2 million to $15 million, depending upon the individual participant’s position level with the Company.

Long Term Disability Insurance Program

      Effective June 1, 2002, the Company implemented an Individual Income Protection Policy for executive officers and certain other key employees to supplement their group long term disability coverage that is limited due to plan levels. This plan provides for replacement of up to 75% of basic monthly earnings of the respective participant, less group long term disability benefits to $5,000, due to an injury or sickness that prevents them from performing the duties of their occupation. The Company pays the cost for this program.

Equity Compensation Plan Information

      The following table provides information about our common stock that may be issued upon the exercise of stock options and Stock Rights under all of our existing equity compensation plans as of December 31, 2002, including the 1989 Plan, 1995 Plan and 1997 Plan.

			Number of securities
			remaining available for future
			issuance under equity
	Number of securities to		compensation plans,
	be issued upon exercise	Weighted-average exercise price	excluding
	of outstanding options,	of outstanding options, warrants	securities reflected in
	warrants and rights	and rights	column (a)
Plan Category	(a)	(b)	(c)

Equity compensation plans
approved by security	1,663,890 (1)	$13.426	–0–
holders	40,000 (2)	14.000	1,064,434 (3)
Equity compensation plans
not approved by security	—	—	369,630 (4)
holders	547,111 (5)	4.490 (5)	No Limit (5)

Total	2,251,001		1,434,064

(1)	Issuable upon exercise of outstanding stock options awarded under our 1989 Plan. See “Amended 1989 Non-Qualified Stock Option Plan (the “1989 Plan”).”

(2)	Issuable upon exercise of outstanding stock options awarded under our 1997 Plan. See “1997 Stock Plan (the “1997 Plan”).”

(3)	See “1997 Stock Plan (the “1997 Plan”).”

(4)	See “1995 Restricted Stock Award Plan, As Amended (the “1995 Plan”).”

(5)	The number of shares in column (a) are stock rights allocated by the Company into the respective SERP participant’s accounts at December 31, 2002. The SERP is a deferred compensation plan and has no share limit. During 2002, shares allocated to SERP participants’ accounts were either Company common stock shares that the Company had repurchased for the purpose of funding its SERP and other employee benefit plans, or shares purchased on the open market by the SERP’s Trustee at the direction of the SERP administrative committee. See “Supplemental Executive Retirement Plan (the “SERP”).”

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

      Except as otherwise provided, the following table sets forth certain information as of March 31, 2003 with respect to shares of the Company’s common stock held by the only persons known to the Company to be the beneficial owners of more than 5% of such stock. For purposes of this Proxy Statement, the term “beneficial ownership” of securities as used herein is defined in accordance with the rules of the SEC and means generally the power to vote or to exercise investment discretion with respect to securities, regardless of any economic interests therein, or to acquire securities on or within 60 days of the applicable date of determination. The following table also sets forth certain information as of March 31, 2003 with respect to shares of the Company’s common stock beneficially owned by each director, nominee for director, Named Executive Officer and by all directors, nominees for director and executive officers as a group. On March 31, 2003, the Company had 75,734,169 shares of common stock outstanding.

Common Stock Beneficially Owned

	Amount and Nature
	of Beneficial
	Ownership		Percent
Name	(Shares)		of Class

James A. McIntyre	10,160,464	(1)(4)	13.3%
Putnam Investments, LLC	7,152,962	(2)	9.4%
Dimensional Fund Advisors Inc.	4,818,700	(3)	6.4%
Louis J. Rampino	1,883,205	(4)(5)	2.5%
Wayne R. Bailey	1,186,376	(4)(6)	1.6%
Raymond G. Meyers	549,252	(4)(7)	*
Alan W. Faigin	182,917	(8)	*
Murray L. Zoota	714,089	(4)(9)	*
Robert F. Lewis	148,216	(10)	*
Dickinson C. Ross	131,318	(4)(11)	*
Thomas W. Hayes	25,500	(12)	*

All directors, nominees, Named Executive Officers and executive officers as a group (10 persons)	15,179,815	(1,4-12)	19.6%

*	Less than 1%.

(1)	Includes (i) 3,496,228 shares held by the James A. McIntyre Living Trust under which Mr. James A. McIntyre is the trustee and holds a vested beneficiary ownership, (ii) 195,920 shares held by the James A. McIntyre 1994 Charitable Remainder Unitrust under which Mr. McIntyre is the trustee, (iii) 50,700 shares held by the James A. McIntyre Grandchildren’s Trust under which Mr. McIntyre is the trustee, (iv) 10,000 shares held by the James A. McIntyre 1998 Charitable Remainder Unitrust under which Mr. McIntyre is the trustee, (v) 3,000,000 shares held by the Padaro Partnership, L.P. The James A. McIntyre Living Trust (of which Mr. McIntyre is trustee and holds a vested beneficiary interest) as general partner, owns 66.7% of the common stock interest (2,000,000 shares) held in the Padaro Partnership, L.P. Mr. James A. McIntyre, as the limited partner, owns 33.3% (1,000,000 shares) of the common stock interest held in the Padaro Partnership, L.P. and holds a vested beneficiary interest, (vi) 708,154 stock option shares which Mr. McIntyre has the right to exercise within 60 days of the date of the table, (vii) 826,602 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans, (viii) 1,072,860 shares of restricted common stock, and (ix) 800,000 shares which were given by the James A. McIntyre Living Trust from 1997 through 2002 to the McIntyre Foundation in which Mr. McIntyre has no pecuniary interest but shares dispository power through his position on its board of directors. In addition, 65,000 units of Company 9% Preferred Securities, less than 1% of the Preferred Securities issued and outstanding, are held by the James A. McIntyre 1994 Charitable Remainder Unitrust, 4,000 units of the Preferred Securities are held by the James A. McIntyre Living Trust and 1,800 units of the Preferred Securities are held by the James A.

McIntyre Grandchildren’s Trust. The Severn Trust, a Charitable Remainder Trust under which Mr. McIntyre’s mother is Trustee, holds $1,550,000, aggregate principal amount, of the Company’s 7.7% Series B Senior Notes Due 2004. Mr. McIntyre disclaims beneficial ownership of these Senior Notes.

(2)	Putnam Investments, LLC (“PI”), an investment adviser and a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., has reported on its Schedule 13G dated February 6, 2003 that it was the beneficial owner of such shares at December 31, 2002, and stated that it has shared voting powers with respect to 1,578,640 such shares and shared dispositive powers with respect to all such shares. PI stated in its Schedule 13G that, “PI wholly owns two registered investment advisers: Putnam Investment Management, LLC, which is the investment adviser to the Putnam family of mutual funds (3,310,500 such shares) and The Putnam Advisory Company, LLC, which is the investment adviser to Putnam’s institutional clients (3,842,462 such shares). Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund’s trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, LLC has shared voting power over the shares held by the institutional clients.” The address of PI is One Post Office Square, Boston, Massachusetts 02109. The Company is unaware of any subsequent change in PI’s beneficial ownership.

(3)	Dimensional Fund Advisors Inc. (“Dimensional”), an investment adviser, has reported on its Schedule 13G dated February 3, 2003 that it was the beneficial owner of such shares at December 31, 2002, and stated that it has sole voting and dispositive powers with respect to all such shares. In its Schedule 13G Dimensional stated that it, “furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts.” The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The Company is unaware of any subsequent change in Dimensional’s beneficial ownership.

(4)	Includes shares (“option shares”) which directors, nominees, Named Executive Officers and executive officers own directly or indirectly, or have a right to acquire on or within 60 days of March 31, 2003 through the exercise of stock options granted under the 1989 Plan and 1997 Plan.

(5)	Includes (i) 938,146 restricted shares awarded under the 1995 Plan and 1997 Plan, (ii) 244,973 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans, and (iii) 405,222 stock option shares which Mr. Rampino has the right to exercise within 60 days of the date of the table.

(6)	Includes (i) 746,440 restricted shares awarded under the 1995 Plan and 1997 Plan, (ii) 180,322 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans, and (iii) 238,162 stock option shares which Mr. Bailey has the right to exercise within 60 days of the date of the table.

(7)	Includes (i) 289,550 restricted shares awarded under the 1995 Plan and 1997 Plan, (ii) 52,118 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans, (iii) 159,702 stock option shares which Mr. Meyers has the right to exercise within 60 days of the date of the table. In addition, Mr. Meyers owns 2,500 units of Preferred Securities, less than 1%.

(8)	Includes (i) 147,750 restricted shares awarded under the 1995 Plan and 1997 Plan and (ii) 33,667 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans.

(9)	Includes (i) 131,209 shares held by the Zoota Family Trust, of which Mr. Zoota is a trustee and holds a vested beneficiary interest, (ii) 307,450 restricted shares awarded under the 1995 Plan and 1997 Plan, (iii) 163,780 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans, and (iv) 111,650 stock option shares which Mr. Zoota has the right to exercise within 60 days of the date of the table.

(10)	Includes (i) 8,392 shares held as Custodian for his sons U/ CA/ UTM and (ii) 18,000 restricted shares awarded under the 1997 Plan.

(11)	Includes (i) 82,704 shares held by the D. C. Ross Separate Property Trust, of which Mr. Ross is the trustee and holds a vested beneficiary interest, (ii) 11,714 shares held by the Ross Community Property Trust, of which Mr. Ross is a trustee and holds a vested beneficiary interest, (iii) 20,000 stock option shares which Mr. Ross has the right to exercise within 60 days of the date of the table and (iv) 15,600 restricted shares awarded under the 1995 Plan. In addition, Mr. Ross’ wife owns 1,300 shares of common stock and 500 shares of Preferred Securities through her separate property trust for which Mr. Ross disclaims beneficial ownership.

(12)	Includes (i) 500 shares held by the Hayes Family Trust, of which Mr. Hayes is a trustee and holds a vested beneficiary interest and (ii) 12,000 restricted shares awarded under the 1995 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 2002, and as of the date of this proxy statement, there have been no relationships, transactions or currently proposed transactions between the Company or any of its subsidiaries and any executive officer, director, nominee for director, 5% beneficial owner of the Company’s Common Stock, or member of the immediate family of the aforementioned in which one of these individuals or entities had an interest of more than $60,000. Mr. Robert F. Lewis is a partner in the firm of Lewis Brisbois Bisgaard & Smith LLP, which provided legal services to a subsidiary of the Company in 2002. The total amount of fees for such legal services during 2002 was less than the limits set forth in the proxy rules. The firm no longer provides legal services to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of common stock and other securities of the Company with the SEC and The New York Stock Exchange. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on review of reports furnished to it or written representations from the Reporting Persons, the Company believes that with respect to the fiscal year ended December 31, 2002, all the Reporting Persons complied with all applicable Section 16(a) filing requirements, except that Mr. Murray L. Zoota inadvertently failed to timely file a Form 4 to report a purchase of Company common stock in his SERP account.

ITEM 2

SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The firm of Ernst & Young LLP, independent certified public accountants, has served as the Company’s principal independent auditors since 1972, and is familiar with the business and operations of the Company and its subsidiaries. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and will be available to answer appropriate questions.

      On February 27, 2003, the Audit Committee approved the firm of Ernst & Young LLP to be the Company’s independent certified public accountants for the year 2003, to audit the books of account and records of the Company and to make a report thereon to the stockholders and the Board of Directors. Ratification of Ernst & Young LLP as the Company’s auditors for the year 2003 will be submitted to the stockholders for their approval at the Annual Meeting.

      Neither the Company’s articles of incorporation nor bylaws requires that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent certified public accountants. The Company is doing so because it believes it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP and may, nonetheless, retain such independent certified public accountants. Even if the selection is ratified, the Audit

Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

      The Audit Committee considered the compatibility of non-audit services provided by Ernst & Young LLP with maintaining the auditors’ independence. The Audit Committee also reviewed the non-audit service fees paid to Ernst & Young LLP, which are described below. Based on its review, the Audit Committee determined that the auditors’ independence relative to financial audits was not jeopardized by the non-audit services.

Principal Accounting Firm Fees

For the Year Ended December 31,	2002

Audit Fees	$1,097,002	(1)
Financial Information Systems Design and Implementation Fees	—
All Other Fees	70,813	(2)

Total	$1,167,815

(1)	Includes audit fees of $38,000 attributable to the 2001 audit and $30,000 for the annual audit of the Company’s qualified benefit plans.

(2)	Fees for professional services for tax compliance, tax analysis, tax advice and tax planning.

      The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as independent auditors. If not otherwise specified, proxies will be voted “FOR” Ernst & Young LLP as the Company’s independent auditors for 2003.

ANNUAL REPORT TO STOCKHOLDERS AND ADDITIONAL INFORMATION

      The Company’s Annual Report for the fiscal year ended December 31, 2002 was mailed on or about April 24, 2003 to stockholders of record on April 14, 2003. The Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material, except as otherwise expressly provided.

      The Company will provide, without charge, to any stockholder who so requests in writing, a copy of the Company’s Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2002, without exhibits. Requests should be directed to Marilyn I. Hauge, Assistant Secretary of the Company, at 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, CA 90404. You may also view the document filed on EDGAR at the SEC’s web site at: http://www.sec.gov/edgar/searchedgar/companysearch.html using Fremont’s CIK 0000038984.

2004 ANNUAL MEETING — RECEIPT OF STOCKHOLDER PROPOSALS

      Any stockholder proposal must be submitted in writing to Alan W. Faigin, Secretary of the Company, at 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, CA 90404, and received by December 27, 2003 if it is to be considered for inclusion in the Company’s 2004 proxy materials. Any such proposal must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

      If a stockholder submits a proposal at the Company’s Annual Meeting of Stockholders to be held in 2004 other than in accordance with Rule 14a-8, and does not provide notice of such proposal to the Company by March 11, 2004, the holders of any proxy solicited by the Company’s Board of Directors for use at such meeting will have discretionary authority to vote with respect to any proposal as to which timely notice is not given.

OTHER MATTERS

      The Board of Directors does not know of any matter to be presented for consideration at the Annual Meeting that is not listed on the Notice of Annual Meeting and discussed above. If any such other business should properly come before the Annual Meeting, the shares represented at the Annual Meeting by the proxies and voting instructions solicited hereby will be voted in accordance with the judgment of the proxy holders.

By Order of the Board of Directors

Alan W. Faigin, Secretary

Dated: April 24, 2003

APPENDIX A

FREMONT GENERAL CORPORATION

AUDIT COMMITTEE CHARTER

      The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of Fremont General Corporation, a Nevada corporation (“the Company”), (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors.

      The Audit Committee shall consist of three or more directors and all members of the Audit Committee will be directors who meet the knowledge and independence requirements of applicable law and The New York Stock Exchange in effect from time to time. The Board of Directors shall appoint the members of the Audit Committee. At least one member of the Audit Committee will qualify as an “audit committee financial expert” as defined in the Instructions to Item 401 of Regulation S-K of the Securities and Exchange Commission and any applicable New York Stock Exchange rules. The “audit committee financial expert” determination will be made by the Company’s Board of Directors.

      The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Audit Committee shall make regular reports to the Board.

      The Audit Committee shall:

1. Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

2. Be solely responsible for the appointment, compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and, where appropriate, the termination and replacement of such firm. The independent auditor shall report its findings to and be ultimately accountable to the Audit Committee.

3. Pre-approve all auditing services and non-auditing services to be performed by the independent auditor. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor, on an individual basis or pursuant to policies and procedures established by the Audit Committee in accordance with Section 2-01 of Regulation S-X of the Securities and Exchange Commission. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members but the decision must be reported to the full Audit Committee at the next regularly scheduled meeting.

4. Review and evaluate the lead partner of the independent auditor and ensure that audit partners of the independent auditor rotate as required by Section 2-01 of Regulation S-X of the Securities and Exchange Commission.

5. Set hiring policies for employees and former employees of the independent auditor.

6. Review the annual audited financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K) with management and the independent auditor, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

7. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments, if any, made in connection with the preparation of the Company’s financial statements.

8. Review with management and the independent auditor the Company’s quarterly financial statements prior to the release of quarterly earnings and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q.

9. Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

10. Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

11. Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, and if so determined by the Audit Committee, take appropriate action to insure the independence of the auditor.

12. Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor.

13. Review the appointment and replacement of senior internal auditing executives.

14. Review the significant reports to management prepared by the internal auditing department and management’s responses.

15. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

16. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

17. Obtain reports from management, the Company’s senior internal auditing executives and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct and Ethics.

18. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

19. Discuss with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but were not made.

20. Discuss periodically with management, internal auditors and the independent auditor the Company’s policies with respect to risk assessment and risk management.

21. Review with management, internal auditors and the independent auditor the adequacy and effectiveness of the Company’s accounting and financial controls.

22. Obtain a report or reports from the independent auditor regarding all critical accounting policies and practices used by the Company, all alternative treatments of financial information within GAAP that have been discussed with management (including the ramifications of the use of such treatments and the treatments preferred by the independent auditors), and other material written communications between the independent auditor and management.

23. Obtain a report from the independent auditor at least annually regarding the independent auditor’s internal quality control procedures and addressing the issues required by the rules of The New York Stock Exchange.

24. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding accounting and auditing matters.

25. Discuss with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

26. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include:

(a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b) Any changes required in the planned scope of the audit.

(c) The audit staff’s responsibilities, budget and staffing.

(d) Any material communications between the audit team and the independent auditor’s national office regarding auditing or accounting issues the engagement presents.

27. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

28. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct and Ethics.

29. Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

30. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

*****

      This Audit Committee Charter has been adopted by the Board of Directors of Fremont General Corporation effective March 19, 2003. This Charter replaces and supercedes any Audit Committee Charter previously adopted by the Board of Directors.

***

PROXY

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FREMONT GENERAL CORPORATION

     The undersigned hereby appoints Patrick E. Lamb and Raymond G. Meyers, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Fremont General Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business that may properly come before the Annual Meeting of Stockholders of the Company to be held May 29, 2003 or any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change (Mark the corresponding box on the reverse side)

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Ù          FOLD AND DETACH HERE          Ù

YOUR VOTE IS IMPORTANT TO THE COMPANY

YOU MAY VOTE BY TELEPHONE OR THE INTERNET
USING THE INSTRUCTIONS ON THE REVERSE SIDE

OR

PLEASE SIGN AND RETURN YOUR PROXY BY
TEARING OFF THE TOP PORTION OF THIS SHEET
AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

You may opt to receive future proxy and shareholder materials by
ELECTRONIC DELIVERY of these documents
by checking the appropriate box on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Mark Here for Address Change	☐
PLEASE SEE REVERSE SIDE

The Board of Director recommends a vote FOR Items 1 and 2.				FOR	AGAINST	ABSTAIN
			Item 2-RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS	☐	☐	☐
Item 1–ELECTION OF DIRECTORS NOMINEES:	FOR	WITHHOLD FOR ALL

01 James A. McIntyre	☐	☐
02 Louis J. Rampino
03 Wayne R. Bailey
04 Thomas W. Hayes
05 Robert F. Lewis
06 Dickinson C. Ross

Withhold for the nominees you list below: (Write that Nominee’s name in the space provided below.)
_____________________________

Please disregard if you have previously provided your consent decision.	☐

By checking the box above, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future shareholder meetings until consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgewood Park, NJ and that costs normally associated with electronic delivery such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature _________________________________	Signature _________________________________	Date _________________________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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Ù           FOLD AND DETACH HERE          Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/fmt		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at: http://www.sec.gov/edgar/searchedgar/
companysearch.html using Fremont’s CIK 0000038984